FOR IMMEDIATE RELEASE

Bethlehem, PA, January 20 -- Union Pacific Corporation increased its fourth-quarter earnings by 22 percent in 1993 to a record $235 million. Earnings per share rose 21 percent to $1.14. Earnings in the quarter were helped by record traffic levels at the Corporation's railroad and trucking subsidiaries, as well as strong hydrocarbon sales volumes at its natural resource company.

     These strong results contributed to overall 1993 earnings of $530 million, which included net one-time accounting adjustments of $175 million largely related to retiree benefits and a $61 million one-time deferred tax adjustment resulting from the 1993 Tax Act. Excluding these adjustments, Union Pacific would have reported earnings of $766 million, up 5 percent from earnings of $728 million in 1992. Earnings per share would have risen 4 percent to $3.73. The following discussion of total-year earnings by subsidiary excludes the impact of these one-time accounting adjustments.

     The Railroad would have earned $669 million for the year, compared to $667 million in 1992. Overall 1993 carloadings increased 4 percent. Coal traffic was up 8 percent on the strength of new contracts and increased demand. Automotive, intermodal and chemical shipments were up 8 percent, 6 percent and 1 percent, respectively, as the economy continued to improve. Other major commodities were down slightly. Despite weather-related costs throughout the year, the Railroad maintained an operating ratio of 79.1 percent, compared to 79.0 in 1992.

     At Union Pacific Resources, earnings would have increased
14 percent, to $309 million. The company achieved record volumes in 1993, gaining 5 percent in barrels of oil equivalent while increasing reserves. Plant liquids were up 10 percent and natural gas was up 7 percent, while crude oil was flat with last year. Earnings were helped by a 20 percent increase in natural gas prices. These gains helped to offset declines of 9 percent in crude oil prices and 8 percent in plant liquid prices.

     Overnite Transportation had a strong year in 1993. Earnings would have been up 8 percent to $65 million (before goodwill of $23 million). Less-than-truckload (LTL) tonnage was up 7 percent, while overall tonnage increased 4 percent. The company was able to maintain price levels in an extremely competitive marketplace. Overnite improved its operating ratio from 90.9 percent to 90.2--among the lowest of the major LTL carriers.

     USPCI broke even in 1993 compared to earnings of $9 million in 1992 (before goodwill of $9 million in both periods). In light of the depressed state of this industry, the corporation has engaged a management consulting firm to assist in the evaluation of the company, its strategic options and future prospects.

     In the fourth quarter, Union Pacific had record earnings of $235 million, 22 percent higher than last year. The Railroad earned $204 million, up 9 percent; UP Resources had earnings of $87 million, a gain of 36 percent; Overnite earned $15 million (before goodwill of $6 million), up 7 percent; and USPCI earned $2 million (before goodwill of $2 million).

     "We are proud of the performance achieved by our operating companies in a very difficult year," said Drew Lewis, chief executive officer. "While we are concerned about energy prices, the recent momentum we are seeing in the economy makes us cautiously optimistic about the outlook for 1994."

     A fourth-quarter and full-year income statement is attached.

                                 -012094t-


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              UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                      STATEMENT OF CONSOLIDATED INCOME

                          Periods Ended December 31

                (Dollars in Millions Except Per Share Amounts)

                                (Unaudited)



      Fourth Quarter                                     Twelve Months
- ----------------------------                       ---------------------------
                    Percent                                             Percent
                   +Increase                                           +Increase
  1993     1992    -Decrease                          1993     1992    -Decrease
- ------   ------    ---------                        ------   ------    ---------
$1,981   $1,916       + 3    Operating Revenues     $7,561   $7,294       + 4
 1,565    1,566        -     Operating Expenses      6,072    5,889       + 3
- ------   ------                                     ------   ------
   416      350       +19    Operating Income        1,489    1,405       + 6

    24       63       -62    Other Income - Net         89      146       -39
   (77)     (92)      -16    Interest Expense         (324)    (360)      -10
   (26)     (35)      -26    Corporate Expenses        (99)     (90)      +10
- ------   ------                                     ------   ------
                             Income Before
   337      286       +18      Income Taxes          1,155    1,101       + 5

                             Income Taxes a):
  (102)     (94)      + 9      Current Year           (389)    (373)      + 4
                               Tax Rate Increase On
     -        -        -         Prior Year Items      (61)       -        -
- ------   ------                                     ------   ------
  (102)     (94)      + 9      Total                  (450)    (373)      +21
- ------   ------                                     ------   ------
                             Net Income Before
   235      192       +22      Cum Acct Changes        705      728       - 3

                             Cumulative Effect of
     -        -        -       Accounting Changes b)  (175)       -        -
- ------   ------                                     ------   ------
  $235     $192       +22      Net Income             $530     $728       -27
======   ======                                     ======   ======
                             Earnings Per Share
 $1.14    $0.94       +21      Before Cum Acct Chgs  $3.43    $3.57       - 4
======   ======                                     ======   ======
                             Earnings Per Share
 $1.14    $0.94       +21      After Cum Effect      $2.58    $3.57       -28
======   ======                                     ======   ======
                             Average Shares
   N/A      N/A        -       Outstanding (MM)      205.5    203.9       + 1


   a) In August 1993, the Corporate tax rate increased by 1% to 35% retroactive to January 1, 1993. The Corporation's income tax expense increased by $12 million ($.06 per share) with respect to 1993 income and by $61 million ($.30 per share) for prior deferred tax items.

   b) Cumulative effect of accounting changes includes one-time adjustments for the adoption of SFAS 106 - "Accounting for Postretirement Benefits", SFAS 109 - "Accounting for Income Taxes", and a change in revenue recognition methods.

   January 20, 1994
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